UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2010 (December 22, 2010)

Pain Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29959	91-1911336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2211 Bridgepointe Parkway, Suite 500

San Mateo, California 94404

(Address of principal executive offices, including zip code)

650-624-8200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2010, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Pain Therapeutics, Inc. (the “Company”) approved bonus payments for the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) with respect to the officers’ and the Company’s performance from mid 2009 to mid 2010.

The bonus payments for the named executive officers effective December 22, 2010 were:

Name	Title	Bonus
Remi Barbier	President and Chief Executive Officer	$300,000
Nadav Friedmann, Ph.D., M.D.	Chief Medical and Operating Officer	$225,000
Peter S. Roddy	Vice President and Chief Financial Officer	$100,000
Grant L. Schoenhard, Ph.D.	Chief Scientific Officer	$125,000

On December 22, 2010, the Committee also adopted a Milestone Compensation Program for the Company’s senior officers, including the named executive officers. The Milestone Compensation Program sets aside up to ten percent (10%) of cash received from third parties for up-front and milestone fees and payments for distribution to eligible officers under such program. Third-party payments received from equity or debt offerings, royalty revenue and investment income are not included in determinations of program payments. The program includes eligible payments received by the Company from June 12, 2010 until December 31, 2012, provided that the program is subject to amendment or termination at any time by the Board or the Committee. The Chief Executive Officer may receive up to fifty percent (50%) of any distribution under the program, and each of the other participants may receive up to twenty five percent (25%) of any such distribution. Prior approval of the Committee is required for any proposed distribution under the program exceeding $500,000, otherwise the Chief Executive Officer and Chief Financial Officer of the Company jointly determine in good faith as to whether distributions are made under the program and, subject to the above limitations, the size of individual payments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pain Therapeutics, Inc.

Dated: December 23, 2010	By:	/S/ PETER S. RODDY
Peter S. Roddy
Vice President and Chief Financial Officer